ARTICLES OF INCORPORATION

                                       OF

                           SEQUIAM ACQUISITIONS, INC.



                                        I

     The name of this corporation is Sequiam Acquisitions, Inc. (hereinafter, the "Corporation").

                                       II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

     The name and address in the State of California of this Corporation's initial agent for service of process is:

                              Dennis J. Rasor, Esq.
                             18500 Von Karman Avenue
                                    Suite 700
                            Irvine, California 92612

                                       IV

     This Corporation is authorized to issue one class of shares of stock to be designated as "Common Stock." The total number of shares which this Corporation is authorized to issue is Ten Thousand (10,000) with $0.001 par value.


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                                        V
     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI

     The Corporation is authorized to provide indemnification of "agents" (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through written agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code. Any repeal or modification of the foregoing provisions of this Article VI by the shareholders of this Corporation shall be wholly prospective and shall not affect adversely any right to indemnification provided to agents of this Corporation which existed at the time of such repeal or modification.



DATED:     February  13,  2002.
                                            ------------------------------
                                            Dennis  J.  Rasor,
                                            Incorporator


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